Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214145

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 16, 2016)

13,600,000 Shares

Safe Bulkers, Inc.
COMMON STOCK

We are selling 13,600,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SB.” The last reported sale price of our common stock on December 2, 2016 was $1.35 per share.

Investing in our common stock involves risk. Please read the section entitled “Risk Factors” on page S-13 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 4, 2016 before you make an investment in our shares.

	Per Share	Total
Public offering price	$1.10	$14,960,000
Underwriting discount(1)	$0.055	$598,000
Proceeds, before expenses, to Safe Bulkers, Inc.	$1.045	$14,362,000

(1) The underwriters will not receive an underwriting discount or commission on the sale of 2,727,272 shares of Common Stock to Akamas Maritime Inc. (“Akamas”), an entity associated with our chief excutive officer, Polys Hajioannou.

We have granted the underwriters an option to purchase up to an additional 2,040,000 shares of our common stock. See “Underwriting.”

Akamas will concurrently invest in our common stock through the purchase of 2,727,272 shares of common stock in the public offering pursuant to this prospectus supplement.

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Based on the last reported sale price of $1.90 of our shares of common stock on the New York Stock Exchange on November 16, 2016, the aggregate market value of our public float, calculated according to General Instruction I.B.5 of Form F-3, is $71,760,699. Under the registration statement to which this prospectus supplement forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to $75.0 million or more). We have not offered any securities during the 12 calendar months preceding and including the date of this prospectus supplement pursuant to General Instruction I.B.5. of Form F-3, and, accordingly, may sell up to $23,920,233 in shares of common stock.

The underwriters expect to deliver the shares of common stock on or about December 9, 2016.

Stifel	DNB Markets

Seaport Global Securities

December 6, 2016

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference.” To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you

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with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

We expect that delivery of the common stock will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement, which will be three business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). You should note that trading on the common stock on the date of this prospectus supplement or the next business day may be affected by the T+3 settlement. Please see the section entitled “Underwriting.”

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PROSPECTUS Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors beginning on page S-13 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2016 (our “Annual Report on Form 20-F”). Unless otherwise indicated, references in this prospectus supplement to “Safe Bulkers,” the “Company,” “we,” “our,” “us,” or similar terms when used in a historical context refer to Safe Bulkers, Inc. and/or its subsidiaries. We use the term deadweight tons, or “dwt,” to describe the carrying capacity of our vessels. Before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” and “Incorporation by Reference” for information about us, including our financial statements. Unless otherwise indicated, all references to currency amounts in this prospectus supplement and the accompanying prospectus are in U.S. dollars. Unless otherwise indicated, all data regarding our fleet and the terms of our charters is as of October 26, 2016.

Our Company

We are an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest consumers of such services. As of October 26, 2016, we had a fleet of 37 drybulk vessels, with an aggregate carrying capacity of 3,339,800 dwt and an average age of 6.50 years. We have contracted to acquire two additional drybulk newbuild vessels to be delivered each in 2017 and 2018. Upon delivery of the last of our contracted newbuild vessels and assuming no sale of any of our vessels except Hull No. 1551, which is contracted to be sold upon delivery, our fleet will be comprised of 39 vessels having an aggregate carrying capacity of 3,503,400 dwt.

We deploy our vessels on a mix of period time and spot time charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flow and high utilization rates associated with period time charters, or to profit from attractive spot time charter rates during periods of strong charter market conditions, or to maintain employment flexibility that the spot market offers during periods of weak time charter market conditions. Currently, we maintain substantial exposure in the spot market. As of October 26, 2016, 26 out of 37 vessels in our fleet were employed on period time charters and 11 on spot time charters. We believe our customers, some of which have been chartering our vessels for over 26 years, enter into period time and spot time charters with us because of the quality of our young and modern vessels and our record of safe and efficient operations.

Our customers are some of the world’s largest consumers of marine drybulk transportation services. Since 2005 our customers have included over 30 national, regional and international companies, including Bunge, Cargill, ArcelorMittal, Louis Dreyfus Armateurs SAS, Eastern Energy Pte. Ltd., Oldendorff Carriers, Intermare Transport G.m.b.H., NYK, NS United Kaiun Kaisha, Kawasaki Kisen Kaisha, Ltd, Daiichi, and their affiliates.

We expect to fund our capital expenditure requirements through a combination of cash and cash equivalents, borrowings under our committed sale and lease back financing agreement, our agreement to issue preferred equity to an unaffiliated investor, our ability to raise additional indebtedness against one currently debt-free vessel, surplus cash flow from operations, and additional indebtedness and equity raising, including through this offering of our common stock. As of October 26, 2016, our remaining capital expenditure requirements were $50.5 million, of which $28.1 million is payable in 2017 and $22.4 million is payable in 2018.

As of October 26, 2016, we had liquidity of $92.0 million consisting of $72.2 million in cash and bank time deposits and $19.8 million in restricted cash.

As of October 26, 2016, our contracted net revenue through the end of 2018 amounts to $100.1 million. We believe that with our cash and cash equivalents, our committed borrowing capacity, our committed preferred equity and our anticipated operational surplus, we can fully finance our existing newbuild program.

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We actively manage our orderbook and fleet. We intend to grow our business through the acquisition of our two contracted newbuild vessels scheduled to be delivered through 2018. We may make selective acquisitions of additional secondhand vessels in the lower part of the shipping cycle when we have opportunities to acquire tonnage at competitive prices. Active management of our orderbook and fleet may, at times, lead us to opportunistically terminate, delay, novate contracts to acquire vessels or to sell vessels when we believe there are financial or operational advantages in doing so, which allows us to allocate resources more productively.

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “SB” and we continue to be majority-owned by the Hajioannou family, which has a long history of owning and operating vessels. Over the past 18 years under the leadership of Polys Hajioannou, our chief executive officer, we have created a leading drybulk company, with a young fleet comprised of vessels designed to a high technical specification. Under his direction, we have also expanded the classes of drybulk vessels in our fleet, and the aggregate carrying capacity of our fleet has grown from 146,000 dwt in 1995 to 3,339,800 dwt currently.

We also benefit from the expertise of our affiliated management companies, Safety Management Overseas S.A., which we refer to as “Safety Management,” and Safe Bulkers Management Limited, which we refer to as “Safe Bulkers Management,” and together with Safety Management, our “Managers,” which are controlled by Polys Hajioannou and, along with Safety Management’s predecessor, have specialized in drybulk shipping since 1965, providing services to over 50 drybulk vessels. A number of our Managers’ key management and operational personnel have been continuously employed with Safety Management and its predecessor companies for over 27 years. We believe our experience, relationships and financial strength will enable us to take advantage of any improvement in market conditions or future dislocations affecting our competitors.

We have not paid any dividends on our shares of common stock since August 2015. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things: (i) our earnings, financial condition and cash requirements and available sources of liquidity; (ii) decisions in relation to our growth strategies; (iii) provisions of Marshall Islands and Liberian law governing the payment of dividends; (iv) restrictive covenants in our existing and future debt instruments; and (v) global financial conditions. Therefore, we might continue not paying dividends in the future.

Our Fleet

As of October 26, 2016, our fleet is comprised of 37 vessels, of which 14 are Panamax class vessels, eight are Kamsarmax class vessels, 12 are Post-Panamax class vessels and three are Capesize class vessels, with an aggregate carrying capacity of 3,339,800 dwt, and an average age of 6.50 years. Following the delivery of the last of our newbuilds in 2018 our fleet will be comprised of 14 Panamax class vessels, 10 Kamsarmax class vessels, 12 Post-Panamax class vessels and three Capesize class vessels. The aggregate carrying capacity of our 39 vessels, 11 of which will be new eco-design, will be 3,503,400 dwt with an average age of 7.4 years.

The majority of vessels in our fleet have sister ships with similar specifications in our existing or newbuild fleet. We believe that using sister ships generates cost savings because it facilitates efficient inventory management and allows for the substitution of sister ships to fulfill our period time charter obligations. Additionally, we believe that the young age of our vessels significantly contributes to cost savings in relation to operating expenses.

The table below presents additional information with respect to our drybulk vessel fleet, including our newbuilds, and its deployment as of October 26, 2016.

Vessel Name	DWT	Year Built(1)	Country of construction	Charter Rate(2) USD/day	Charter Duration(3)
Panamax
Maria	76,000	2003	Japan	6,500	Aug 2016 – Jun 2017
Koulitsa	76,900	2003	Japan	5,825	Jun 2016 – Jan 2017
Paraskevi	74,300	2003	Japan	5,600	Aug 2016 – Jan 2017

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Vessel Name	DWT	Year Built(1)	Country of construction	Charter Rate(2) USD/day	Charter Duration(3)
Vassos	76,000	2004	Japan	—	—
Katerina	76,000	2004	Japan	BPI(4) + 6%	Apr 2015 – Apr 2017
Maritsa	76,000	2005	Japan	6,750	Jul 2016 – Mar 2017
Efrossini	75,000	2012	Japan	6,000	Oct 2016 – Oct 2016
Zoe	75,000	2013	Japan	6,200	Aug 2016 – Nov 2017
Kypros Land	77,100	2014	Japan	5,750	Mar 2016 – Nov 2016
Kypros Sea	77,100	2014	Japan	7,850	Oct 2016 – Nov 2016
Kypros Bravery	78,000	2015	Japan	7,500	Sep 2016 – Jul 2017
Kypros Sky	77,100	2015	Japan	12,000	Oct 2016 – Dec 2016
Kypros Loyalty	78,000	2015	Japan	6,250	Jun 2016 – Sep 2017
Kypros Spirit	78,000	2016	Japan	8,125	Sep 2016 – Nov 2016
Kamsarmax
Pedhoulas Merchant	82,300	2006	Japan	6,000	Jun 2016 – Sep 2017
Pedhoulas Trader	82,300	2006	Japan	6,200	Jul 2016 – Sep 2017
Pedhoulas Leader	82,300	2007	Japan	6,250	Dec 2015 – Jan 2017
Pedhoulas Commander	83,700	2008	Japan	6,250	Jan 2016 – Jan 2017
Pedhoulas Builder(6)	81,600	2012	China	9,150	Oct 2016 – Nov 2016
Pedhoulas Fighter(6)	81,600	2012	China	6,100	Feb 2016 – Jan 2017
Pedhoulas Farmer(6)	81,600	2012	China	6,200	Aug 2016 – Mar 2017
Pedhoulas Cherry(6)	82,000	2015	China	5,500 8,850 6,600	Feb 2016 – Dec 2016 Dec 2016 – Feb 2017 Mar 2017 – May 2018
Post-Panamax
Marina	87,000	2006	Japan	6,200	Dec 2015 – Feb 2017
Xenia	87,000	2006	Japan	6,350	Jul 2016 – Feb 2017
Sophia	87,000	2007	Japan	7,250	Apr 2016 – Sep 2018
Eleni	87,000	2008	Japan	7,900	Oct 2016 – Nov 2016
Martine	87,000	2009	Japan	BPI(4) + 10%	Apr 2015 – Mar 2017
Andreas K	92,000	2009	South Korea	5,650	Aug 2016 – Nov 2016
Panayiota K	92,000	2010	South Korea	8,750	Oct 2016 – Dec 2016
Venus Heritage	95,800	2010	Japan	10,200	Sep 2016 – Dec 2016
Venus History	95,800	2011	Japan	9,350	Oct 2016 – Nov 2016
Venus Horizon	95,800	2012	Japan	5,500	Jan 2016 – Apr 2017
Troodos Sun	85,000	2016	Japan	7,800	Aug 2016 – Oct 2016
Troodos Air	85,000	2016	Japan	8,050	Sep 2016 – Oct 2016
Capesize
Kanaris	178,100	2010	China	25,928	Sep 2011 – Sep 2031
Pelopidas	176,000	2011	China	38,000	Jan 2012 – Jan 2022
Lake Despina	181,400	2014	Japan	24,376(5)	Jan 2014 – Jan 2024
Total dwt of existing fleet	3,339,800

Hull Number	DWT	Expected delivery(1)	Country of construction	Charter Rate(2) USD/day	Charter Duration(3)
Kamsarmax
Hull 1146	82,000	H1 2017	China	—	—
Hull 1552	81,600	H1 2018	Japan	—	—
Total dwt of orderbook	163,600

(1)	For existing vessels, the year represents the year built. For newbuilds, the dates shown reflect the expected delivery date.
(2)	Charter rate is the recognized gross daily charter rate. For charter parties with variable rates among periods or consecutive charter parties with the same charterer, the recognized gross daily charter rate represents the weighted average gross daily charter rate over the duration of the applicable charter period or series of charter periods, as applicable. In case a charter agreement provides for additional payments, namely ballast bonus to compensate for vessel repositioning, the gross daily charter rate presented has been adjusted to reflect estimated vessel repositioning expenses.

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(3)	The date listed represents either the actual start date or, in the case of a contracted charter that had not commenced as of October 26, 2016, the scheduled start date. The actual start date and redelivery date may differ from the scheduled start and redelivery dates depending on the terms of the charter and market conditions.
(4)	A period time charter at a gross daily charter rate linked to the Baltic Panamax Index (“BPI”) plus a premium.
(5)	A period time charter of ten years at a gross daily charter rate of $23,100 for the first two and a half years and of $24,810 for the remaining period. The charter agreement grants the charterer an option to purchase the vessel at any time beginning at the end of the seventh year of the charter, at a price of $39 million less 1.00% commission, decreasing thereafter on a pro-rated basis by $1.5 million per year. The Company holds a right of first refusal to buy back the vessel in the event that the charterer exercises its option to purchase the vessel and subsequently offers to sell such vessel to a third party. The charter agreement also grants the charterer the option to extend the period time charter for an additional twelve months at a time, at a gross daily charter rate of $26,330, less 1.25% total commissions, which option may be exercised by the charterer a maximum of two times.
(6)	Vessel sold and leased back on a net daily bareboat charter rate of $6,500, for a period of 10 years, with a purchase obligation at the end of the 10th year and purchase options in favor of the Company after the second year of the bareboat charter, at annual intervals and predetermined purchase prices.

Our Competitive Strengths

We believe that we possess a number of strengths that provide us with a competitive advantage in the drybulk shipping industry, including:

Young, high-quality fleet of Panamax, Post-Panamax, Kamsarmax and Capesize class vessels. Following the delivery of the last of our newbuilds in 2018, our fleet will be comprised of 14 Panamax class vessels, 10 Kamsarmax class vessels, 12 Post-Panamax class vessels and three Capesize class vessels. The aggregate carrying capacity of our 39 vessels, 11 of which will be new eco-design, will be 3,503,400 dwt with an average age of 7.4 years. Our focus is on these larger classes of drybulk vessels, which are able to efficiently transport the major drybulk commodities, including coal, grain and iron ore. We believe that the young age of our fleet minimizes our operational expenses and maximizes fleet utilization. We are also focused on quality vessels designed to high technical specifications that allow our vessels to lift more cargo on the same draft compared to the industry average, which we believe provides us with a competitive advantage because most Panamax vessels trade in draft-restricted ports. We invest in vessels with modern design that offer low fuel consumption and lately have begun investing in new eco-design vessels with large generators, which offer operational flexibility and safety. We believe that our young fleet also provides us with a competitive advantage in the period time charter market, where vessel age and quality are of significant importance in competing for business. During the low part of the shipping cycle we also acquired four secondhand vessels at attractive prices to grow our fleet and complement our newbuilds.

Lean operations and low financing cost. We believe that we maintain a lean cost structure in all aspects of our business including vessel operations, management of our vessels, management of our company and financing costs. Our daily vessel operating expenses were $4,377, $4,477 and $4,320 for 2015, 2014 and 2013, respectively. Our daily general and administrative expenses, which included daily management fees and daily public company expenses, were $1,153, $1,179 and $1,170 for 2015, 2014 and 2013, respectively. The average interest rate, including the margin, for all bank loan and credit facilities during the years 2015, 2014 and 2013 was 2.184% per annum, 1.698% per annum, and 1.737% per annum, respectively. For the nine month period ended September 30, 2016, we had daily vessel operating expenses of $3,694 per vessel and our daily general and administrative expenses, which include daily fixed and variable management fees payable to our Managers and daily costs incurred in relation to our operation as a public company, were $1,171 per vessel. The average interest rate, including the margin, for all bank loan and credit facilities during the nine months ended September 30, 2016 was 3.235% per annum.

Long-term relationships with key industry players drive opportunities with customers. We have established long-term relationships with some of the largest drybulk shippers in the industry by providing reliable service and consistently meeting our customers’ expectations. Our policy is to charter our vessels primarily to charterers that use our vessels to transport drybulk commodities rather than charterers that sub-charter them to third parties. We believe that our direct relationship with the actual shippers of drybulk commodities allows us to develop long-term customer relationships, which results in significant repeat business and gives us insight into the underlying demand for those commodities.

Enhanced liquidity position. Amidst historically challenging market conditions, we have produced operating surpluses in the first nine months of 2016 amounting to $6.8 million. We have undertaken a review of our fleet operating expenses and have reduced them to $3,694 per day per vessel in the first nine months of 2016 compared to

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$4,485 per day per vessel during the first nine months of 2015. We have agreed with each of our commercial lenders to defer the payment of the final balloon installments of our loan and credit facilities beyond 2020. In addition, we have agreed to amend the repayment schedule of our loan and credit facilities and have deferred an aggregate amount of $35.2 million of principal repayments that were originally due at the end of 2018 to 2019 onwards. We have also agreed with each of our commercial lenders to amend the financial covenants of our loan and credit facilities until the end of 2017 to levels that are commensurate to present market conditions. We have actively reduced our commitments for newbuild acquisitions. In this respect, we have agreed to issue to a third party investor preferred shares in the amount of $16.9 million upon delivery of one of our newbuild vessels at a dividend rate of 2.95% per annum, resulting in an equivalent reduction of the cash outflow for the delivery installment of this vessel. During 2016, we novated the newbuild contracts for two newbuild vessels, and agreed to sell upon delivery another newbuild vessel, to entities controlled by Polys Hajioannou, our Chief Executive Officer and Chairman of the Board of Directors, resulting in an aggregate reduction of $78.4 million of capital expenditure. We also sold to entities controlled by Polys Hajioannou two of our operating vessels for an aggregate price of $29.0 million, using $16.8 million of the sale proceeds to prepay debt associated with one of the vessels and using the remaining $12.2 million in cash to enhance our liquidity position.

Our Business Strategy

Our primary objectives are to profitably grow our business, to increase the distributable cash flow per share and to maximize value to our stockholders by pursuing the following strategies:

Pursue a balanced chartering strategy. We intend to deploy our drybulk vessels on a mix of period time and spot time charters according to our assessment of market conditions. As of October 26, 2016, our charter coverage was 75%, 28% and 10% of our fleet’s anticipated ownership days for the remainder of 2016, for 2017 and for 2018, respectively. We have substantial exposure in the spot market which allows for potential upside to our revenues in the event of an upturn in the charter market, although this exposes us to potential downside risk if current weak market conditions continue or worsen. As of October 26, 2016, our total contracted net revenue through 2021 from our existing fleet was $195.4 million, providing for $16.7 million for the remainder of 2016, $49.0 million for 2017 and $129.7 million for the years 2018 through 2021.

Strategically expand the size of our fleet, taking advantage of industry challenges. Our investment strategy is to expand through selective acquisitions of second hand, mainly Japanese-built vessels of about five years of age which fit our operational profile in the lower part of the shipping cycle when we have opportunities to acquire tonnage at competitive prices. Historically, except for the strategic acquisition of four second hand vessels, we have invested in newbuilds including vessels that are sister ships, in order to take advantage of the operational flexibility and economies that sister ships afford us and our charterers.

Continue to operate a high-quality fleet. We intend to maintain a young, high-quality fleet by strategically replacing at suitable timing existing vessels with new eco-design newbuilds or with selected second hand vessels of about five years of age that have the high technical specifications and advanced designs that meet the needs of our customers. We intend to preserve the quality of our vessels through a comprehensive maintenance and inspection program supervised by our experienced affiliated Managers.

Management of Our Fleet

Our chief executive officer, president, chief financial officer, chief operating officer, chief financial controller and chief compliance officer, collectively referred to in this prospectus as our “executive officers,” provide us with strategic management and also supervise the management of our day-to-day operations by our Managers. We have management agreements pursuant to which our Managers provide us with technical, administrative, commercial and certain other services. The initial two-year term of the management agreement with Safety Management (“SMO Management Agreement”) expired in 2010, however, the agreement is automatically renewed each year for up to eight years. Although the initial term of the management agreement with Safe Bulkers Management (the “SBM Management Agreement”, and together with the SMO Management Agreement, the “Management Agreements”) expired in May 2016, the agreement is automatically renewed each year and is renewable for up to two additional one-year periods. After the expiration of the initial term, each Management Agreement will be automatically extended on a year-to-year basis for the number of renewal terms set forth in each Management Agreement, subject

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to our ability to terminate each Management Agreement upon written notice at least 12 months prior to the end of the current term. We believe our Manager has built a strong reputation in the drybulk shipping industry by providing customized, high quality operational services in an efficient manner.

Under our Management Agreements, in return for providing technical, commercial and administrative services, our Managers receive a fixed flat fee of $975 per day per managed vessel for vessels in our fleet, prorated for the number of calendar days that we own or charter-in each vessel, and $250 per managed vessel per day for bareboat charters. Such fee is subject to reduction for any compensation and benefits paid by us. Our Managers do not receive a fee on gross freight, charter hire, ballast bonus, and demurrage with respect to each vessel in our fleet. Further, our Managers receive an acquisition fee of 1.0% based on the contract price of any vessel bought and a sales fee of 1.0% based on the contract price of any vessel sold by it on our behalf, including each of our contracted newbuilds. We also pay our Managers a supervision fee of $550,000 per newbuild, of which 50% is payable upon the signing of the relevant supervision agreement, and the remaining 50% is payable upon successful completion of the sea trials of each newbuild, for the on-premises supervision of all newbuilds we have agreed to acquire pursuant to shipbuilding contracts, memoranda of agreement, or otherwise. On May 29 of each year during the term of each Management Agreement, we and the Managers will mutually agree on the applicable management fees for each vessel subject to such Management Agreement.

Each Manager has agreed that, during the term of each Management Agreement and for one year after its respective termination, such Manager will not provide any management services to, or with respect to, any drybulk vessels, other than in the following circumstances:

(a) pursuant to its involvement with us; or

(b) with respect to drybulk vessels that are owned or operated by companies affiliated with our chief executive officer or his children, subject in each case to compliance with, or waivers of, the restrictive covenant agreements entered into between us and companies affiliated with our chief executive officer.

Each Manager has also agreed that if one of our drybulk vessels and a drybulk vessel owned or operated by a company affiliated with our chief executive officer are both available and meet the criteria for a charter being fixed by such Manager, our drybulk vessel will receive such charter. Historically our Managers have only rarely provided services to third parties and currently our Managers do not provide management services to any third party vessels.

Our arrangements with our Managers and their performance are reviewed by our board of directors. Our Managers report to us and our board of directors through our executive officers.

Corporate Information

Safe Bulkers, Inc. was incorporated in the Republic of The Marshall Islands on December 11, 2007 under the Marshall Islands Business Corporations Act. Our principal executive office is located at Apt. D11, Les Acanthes, 6, Avenue des Citronniers MC 98 000 Monaco. Our representation office in Greece is at 30-32 Avenue Karamanli, 16673 Voula, Athens, Greece. Our telephone number at that address is +30-2-111-888-400. Our website address is www.safebulkers.com. The information on our website is not a part of, and is not incorporated by reference into, this prospectus. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of The Marshall Islands, Inc.

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THE OFFERING

Issuer	Safe Bulkers, Inc., a Marshall Islands corporation.

Shares of Common Stock Offered	13,600,000 shares.

15,640,000 shares, if the underwriters exercise their option to purchase additional shares in full.

Concurrent sale to Akamas Maritime Inc.	Akamas Maritime Inc. (“Akamas”), an entity associated with our chief executive officer, Polys Hajioannou, will concurrently invest in our common stock through the purchase of 2,727,272 shares of common stock in the public offering pursuant to this prospectus supplement. The underwriters will not receive an underwriting discount or commission on the sale of 2,727,272 shares of Common Stock to Akamas.

Shares of common stock to be outstanding immediately after this offering	97,211,628 shares, assuming the underwriters do not exercise their option to purchase additional shares.

Use of proceeds	The net proceeds from the public offering (including the proceeds from the sale of shares to Akamas), after deducting estimated underwriting discounts and estimated expenses payable by us will be approximately $14.1 million. This amount is based on the public offering price of $1.10, and assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering for the acquisition of second hand vessels, capital expenditures and for other general corporate purposes, which may include repayment or settlement of our financial obligations.

Dividends	We have not paid any dividends on shares of our common stock since August 2015 and no dividends have been paid on shares of our common stock in 2016.

Declaration and payment of any dividend is subject to the discretion of our board of directors. See “Dividend Policy.”

NYSE listing	Our common stock is listed on the NYSE under the symbol “SB.”

Risk factors	See “Risk Factors” on page S-13 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Each share of our common stock includes one right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one-thousandth of a share of preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments.

Summary Consolidated Financial and Other Data

The following table presents selected consolidated financial and other data of the Company. The selected consolidated financial data of the Company for each of the five years in the period ended December 31, 2015 are a

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summary of, are derived from, and are qualified by reference to our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP.” The consolidated financial data for the nine months ended September 30, 2016 and September 30, 2015 have been derived from our unaudited interim consolidated financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Nine-Month Period Ended September 30, 2016” in our Report on Form 6-K, filed with the SEC on December 5, 2016, and incorporated herein by reference. Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2016.

Our audited consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2013, 2014 and 2015 and the consolidated balance sheets at December 31, 2014 and 2015, together with the notes thereto, are included in our Annual Report on Form 20-F, incorporated by reference herein, and should be read in their entirety. The selected consolidated financial and other data for the years ended December 31, 2011 and 2012 have been derived from our audited financial statements, which are not included or incorporated by reference herein.

	Year Ended December 31,					Nine Months Ended September 30
	2011	2012	2013	2014	2015	2015	2016
	(In thousands of U.S. dollars, except share data)
STATEMENT OF OPERATIONS
Revenues	$172,036	$187,557	$191,520	$159,900	$132,375	$101,177	$81,015
Commissions	(3,128)	(3,261)	(4,799)	(5,806)	(5,058)	(3,804)	(2,953)
Net revenues	168,908	184,296	186,721	154,094	127,317	97,373	78,062
Voyage expenses	(1,987)	(7,286)	(10,207)	(19,429)	(17,856)	(14,852)	(6,189)
Vessel operating expenses	(26,066)	(34,540)	(41,964)	(50,634)	(55,469)	(41,984)	(36,886)
Depreciation	(23,637)	(32,250)	(37,394)	(43,084)	(47,133)	(34,958)	(36,799)
General and administrative expenses
Management fee to related party	(6,026)	(7,726)	(8,379)	(8,962)	(10,764)	(7,742)	(8,830)
Public company expenses	(2,463)	(2,220)	(2,981)	(4,369)	(3,853)	(2,774)	(2,864)
Early redelivery income/(cost), net	207	11,677	7,050	(532)	—	—	—
Loss on inventory valuation	—	—	—	(4,001)	(1,432)	(1,286)	—
Other operating income	—	—	—	—	—	—	1,158
Loss on sale of assets	—	—	—	—	—	—	(2,750)
Gain on asset purchase cancellation	—	—	—	3,633	—	—	—
Impairment Loss	—	—	—	—	(22,826)	—	(17,163)
Operating income/(loss)	108,936	111,951	92,846	26,716	(32,016)	(6,223)	(32,261)
Interest expense	(5,250)	(9,072)	(9,086)	(8,335)	(11,650)	(7,406)	(14,465)
Other finance costs	(1,055)	(1,268)	(1,032)	(1,132)	(242)	(37)	(1,469)
Interest income	1,046	1,122	1,008	821	86	54	385
(Loss)/Gain on derivatives	(12,491)	(5,384)	813	(1,977)	(1,676)	(2,368)	(871)
Foreign currency (loss)/gain	(799)	(3)	(40)	13	347	286	300
Amortization and write-off of deferred finance charges	(653)	(1,226)	(1,252)	(1,472)	(2,793)	(2,348)	(2,948)
Net income/(loss)	$89,734	$96,120	$83,257	$14,634	$(47,944)	$(18,042)	$(51,329)
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	Year Ended December 31,					Nine Months Ended September 30
	2011	2012	2013	2014	2015	2015	2016
	(In thousands of U.S. dollars, except share data)
Less Preferred Stock dividends	—	—	1,787	9,390	14,200	10,650	10,530
Net income/(loss) available to common shareholders	$89,734	$96,120	$81,470	$5,244	$(62,144)	$(28,692)	$(61,859)
Earnings/(loss) per share of Common Stock (as defined below), basic and diluted	$1.29	$1.27	$1.05	$0.06	$(0.74)	$(0.34)	$(0.74)
Cash dividends declared per share of Common Stock	$0.6	$0.5	$0.21	$0.22	$0.04	$0.04	$0.00
Cash dividends declared per share of Preferred B Shares (as defined below)	—	—	$0.77222	$2.00	$2.00	$1.50	$1.50
Cash dividends declared per share of Preferred C Shares (as defined below)	—	—	—	$0.96667	$2.00	$1.50	$1.50
Cash dividends declared per share of Preferred D Shares (as defined below)	—	—	—	$0.66667	$2.00	$1.50	$1.50
Weighted average number of shares outstanding, basic and diluted	69,463,093	75,468,465	77,495,029	83,446,970	83,479,636	83,471,336	83,573,418
OTHER FINANCIAL DATA
Net cash provided by operating activities	$107,189	$105,065	$100,594	$43,732	$25,522	$19,963	$6,766
Net cash (used in) /provided by investing activities	(125,889)	(158,145)	(100,344)	(67,009)	(182,180)	(131,032)	15,218
Net cash (used in)/provided by financing activities	(18,514)	127,683	(38,303)	65,917	180,090	144,449	(93,693)
Net (decrease)/ increase in cash and cash equivalents	(37,214)	74,603	(38,053)	42,640	23,432	33,380	(71,709)
BALANCE SHEET DATA (at period end)
Total current assets	$37,959	$171,829	$173,185	$135,892	$243,162	$190,251	$91,992
Total fixed assets	777,663	849,903	931,499	1,034,666	1,056,517	1,108,333	1,064,295
Other non-current assets	58,033	54,015	2,185	5,871	9,952	7,715	11,246
Total assets	873,655	1,075,747	1,106,869	1,176,429	1,309,631	1,306,299	1,167,533
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	Year Ended December 31,					Nine Months Ended September 30
	2011	2012	2013	2014	2015	2015	2016
	(In thousands of U.S. dollars, except share data)
Total current liabilities	51,020	46,253	56,161	27,329	105,726	42,032	21,490
Derivative liabilities	10,130	8,978	3,270	1,065	360	1,594	457
Long-term debt, net of current portion and of deferred finance charges	462,842	591,241	468,906	447,936	569,399	594,513	572,816
Other non-current	17,821	3,419	196	—	—	—	1,960
Shareholders’ Equity:
Preferred stock, $0.01 par value; 20,000,000 authorized, 1,569,526 and 1,504,177 Series B Preferred Shares, 2,300,000 Series C Preferred Shares, 3,200,000 Series D Preferred Shares, issued and outstanding at December 31, 2015 and September 30, 2016, respectively	—	—	16	71	71	71	70
Other shareholders’ equity	331,842	425,856	578,320	700,028	634,075	668,089	570,740
Total liabilities and shareholders’ equity(1)	$873,655	$1,075,747	$1,106,869	$1,176,429	$1,309,631	$1,306,299	$1,167,533
OTHER DATA(2)
EBITDA	$118,228	$137,546	$129,981	$66,704	$13,546	$26,616	$2,498
Adjusted EBITDA	$131,311	$131,256	$122,158	$69,568	$39,133	$29,984	$21,824
FLEET DATA
Number of vessels at period end	18	24	28	32	36	36	37
Average age of fleet (in years)	4.3	4.5	5.6	5.9	6.2	5.9	6.4
Ownership days(3)	5,992	7,716	9,713	11,309	12,674	9,362	9,986
Available days(4)	5,976	7,703	9,647	11,216	12,482	9,217	9,947
Operating days(5)	5,962	7,654	9,615	11,174	12,242	9,016	9,703
Fleet utilization(6)	99.50%	99.20%	99.00%	98.80%	96.60%	97.30%	97.20%
Average number of vessels in the period(7)	16.4	21.1	26.6	31.0	34.7	34.3	36.4
AVERAGE DAILY RESULTS
Time charter equivalent rate(8)	$27,932	$22,979	$18,297	$12,007	$8,770	$8,953	$7,226
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	Year Ended December 31,					Nine Months Ended September 30
	2011	2012	2013	2014	2015	2015	2016
	(In thousands of U.S. dollars, except share data)
Daily vessel operating expenses(9)	$4,350	$4,476	$4,320	$4,477	$4,377	$4,485	$3,694
Daily general and administrative expenses(10)	$1,417	$1,289	$1,170	$1,179	$1,153	$1,123	$1,171

(1)	We have early adopted the Accounting Standards Update (“ASU”) 2015-03, Interest-Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs, retrospectively during the fourth quarter of 2015. The guidance simplifies the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding liability, consistent with debt discounts, instead of presenting debt issuance costs as long-term assets on the consolidated balance sheets. The recognition and measurement guidance for debt issuance costs is not affected. Therefore, these costs will continue to be amortized as interest expense using the effective interest method.

(2)	Reconciliations of net income to EBITDA and of EBITDA to Adjusted EBITDA are set forth below:

	Year Ended December 31,					Nine Months Ended September 30
	2011	2012	2013	2014	2015	2015	2016
	(In thousands of U.S. dollars)
Net Income/(loss)	$89,734	$96,120	$83,257	$14,634	$(47,944)	$(18,042)	$(51,329)
Plus Net Interest Expense	4,204	7,950	8,078	7,514	11,564	7,352	14,080
Plus Depreciation	23,637	32,250	37,394	43,084	47,133	34,958	36,799
Plus Amortization	653	1,226	1,252	1,472	2,793	2,348	2,948
EBITDA	$118,228	$137,546	$129,981	$66,704	$13,546	$26,616	$2,498
Less Gain on asset purchase cancellation	—	—	—	(3,633)	—	—	—
Plus Impairment Loss	—	—	—	—	22,826	—	17,163
Plus Loss on sale of assets	—	—	—	—	—	—	2,750
Plus Early redelivery (income)/cost	(207)	(11,677)	(7,050)	532	—	—	—
Plus Loss from inventory valuation	—	—	—	4,001	1,432	1,286	—
Plus Loss/(gain) on derivatives	12,491	5,384	(813)	1,977	1,676	2,368	871
Less Other operating income	—	—	—	—	—	—	(1,158)
Plus Loss/(gain) on foreign currency	799	3	40	(13)	(347)	(286)	(300)
Adjusted EBITDA	$131,311	$131,256	$122,158	$69,568	$39,133	$29,984	$21,824

EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP. EBITDA represents net income before interest, income tax expense, depreciation and amortization. EBITDA assists our management and investors by increasing the comparability of our fundamental performance from period to period and against the fundamental performance of other companies in our industry that provide EBITDA information. We believe that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of
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EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA represents our EBITDA after giving effect to the removal of gain on sale of assets, early redelivery cost/(income), loss on asset cancellations and loss/(gain) on derivatives, impairment loss, other operating income and gain/(loss) on foreign currency for the relevant periods. Adjusted EBITDA assists our management and investors by increasing the comparability of our fundamental performance with respect to our vessel operation, without including the gain on sale of assets, income or cost we have received or incurred through early redelivery or the losses from asset cancellations and loss/(gain) on derivatives and foreign currency during the relevant periods, which we believe allows us to better illustrate our operating performance for the periods indicated.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. EBITDA and Adjusted EBITDA should not be considered a substitute for net income calculated in accordance with U.S. GAAP or as a measure of profitability. While EBITDA and Adjusted EBITDA are frequently used as measures of operating results and performance, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(3)	Ownership days represent the aggregate number of days in a period during which each vessel in our fleet has been owned by us.

(4)	Available days represent the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with scheduled maintenance, which includes major repairs, drydockings, vessel upgrades or special or intermediate surveys.

(5)	Operating days represent the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, excluding scheduled maintenance.

(6)	Fleet utilization is calculated by dividing the number of our operating days during a period by the number of our ownership days during that period.

(7)	Average number of vessels in the period is calculated by dividing ownership days in the period by the number of days in that period.

(8)	Time charter equivalent rates, or “TCE” rates, represent our charter revenues less commissions and voyage expenses during a period divided by the number of our available days during the period, as indicated in the table below. TCE rates assist us in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. See “Item 5. Operating and Financial Review and Prospects—A. Operating Results” in our Annual Report on Form 20-F and “Management Discussion and Analysis of Financial Condition and Results of Operations for the Nine-Month Period Ended September 30, 2016” in our Report on Form 6-K filed with the SEC on December 5, 2016, both of which are incorporated herein by reference.

	Year Ended December 31,					Nine Months Ended September 30
	2011	2012	2013	2014	2015	2015	2016
	(In thousands of U.S. dollars)
Time charter revenues	$172,036	$187,557	$191,520	$159,900	$132,375	$101,177	$81,015
Less commissions	(3,128)	(3,261)	(4,799)	(5,806)	(5,058)	(3,804)	(2,953)
Less voyage expenses	(1,987)	(7,286)	(10,207)	(19,429)	(17,856)	(14,852)	(6,189)
Time charter equivalent revenue	$166,921	$177,010	$176,514	$134,665	$109,461	$82,521	$71,873
Available days	5,976	7,703	9,647	11,216	12,482	9,217	9,947
Time charter equivalent rate	$27,932	$22,979	$18,297	$12,007	$8,770	$8,953	$7,226

(9)	Daily vessel operating expenses include the costs for crewing, insurance, lubricants, spare parts, provisions, stores, repairs, maintenance, statutory and classification expense, drydocking, intermediate and special surveys and other miscellaneous items. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
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(10)	Daily general and administrative expenses include daily fixed and variable management fees payable to our Managers and daily costs payable to third parties in relation to our operations as a public company. Daily general and administrative expenses are calculated by dividing general and administrative expenses by ownership days for the relevant period.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 3 of our Annual Report on Form 20-F, which was filed with the SEC on March 4, 2016 and incorporated herein by reference, before investing in our common stock. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by reference herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “hope,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “will,” “likely to,” “could,” “should” and “expect” and other similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	availability of key employees, crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•	our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar in relation to other currencies;

•	our expectations about availability of vessels to purchase, the time that it may take to construct and deliver new vessels or the useful lives of our vessels;
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•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage our Managers’ relationships and reputation within the drybulk shipping industry to our advantage;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism (including cyber terrorism), piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors” of this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F).

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors.” As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

The net proceeds from this offering (including the proceeds from the sale of shares to Akamas, an entity associated with our chief executive officer, Polys Hajioannou), after deducting the underwriting discount and estimated expenses relating to this offering payable by us will be approximately $14.1 million. This amount is based on the public offering price of $1.10 per share, and assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering for the acquisition of second hand vessels, capital expenditures and for other general corporate purposes, which may include repayment or settlement of our financial obligations.

CAPITALIZATION

The following table sets forth, as of September 30, 2016, our capitalization:

•	On an actual basis;
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•	On an as adjusted basis to give effect to the following transactions, which occurred between October 1, 2016 and October 31, 2016:

•	the declaration and payment of the dividend of the Series B Preferred Shares (as defined herein) of $0.50 per preferred share paid on October 31, 2016, in a total amount $750,113;

•	the declaration and payment of the dividend of the Series C Preferred Shares (as defined herein) of $0.50 per preferred share paid on October 31, 2016, in a total amount $1.15 million;

•	the declaration and payment of the dividend of the Series D Preferred Shares (as defined herein) of $0.50 per preferred share paid on October 31, 2016, in a total amount $1.6 million;

•	the issuance of 20,690 common shares to our non-executive independent directors;

•	the repurchase of 2,691 shares of Series B Preferred Shares pursuant to our preferred share repurchase program occurring between October 1, 2016 and October 26, 2016; and

•	On a further adjusted basis to give effect to:

•	the issuance and sale of 13,600,000 shares of common stock in this offering (including 2,727,272 shares of common stock sold to Akamas, an entity associated with our chief executive officer, Polys Hajioannou) at the offering price of $1.10 per share after deducting estimated underwriting discount and estimated offering expenses of $862,030, resulting in net proceeds of approximately $14,097,970.

Other than these adjustments, there has been no material change in our capitalization since September 30, 2016.

This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of September 30, 2016
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Debt:
Current portion of long-term debt, net	$11,560	$11,560	$11,560
Long-term debt, net	572,816	572,816	572,816
Total debt(1)(2)	$584,376	$584,376	$584,376
Stockholders’ Equity:
Common stock(3)	$83	$83	$97
Series B Preferred Shares(4)	15	15	15
Series C Preferred Shares(4)	23	23	23
Series D Preferred Shares(4)	32	32	32
Treasury stock	(120)	(120)	(120)
Additional paid-in capital	368,393	368,326	382,410
Retained earnings	202,384	198,884	198,884
Total stockholders’ equity	$570,810	$567,243	$581,341
Total capitalization	$1,155,186	$1,151,619	$1,165,717

(1)	All bank debt is issued by us and our subsidiaries and is secured.

(2)	Total debt does not include the fair value of the derivative liabilities, which was $0.5 million as of September 30, 2016.

(3)	As of September 30, 2016, we had 200,000,000 shares of authorized common stock, $0.001 par value, and 83,590,938, 83,611,628 and 97,211,628 issued and outstanding shares of common stock on an “actual,” “as adjusted” and “as further adjusted” basis, respectively.

(4)	As of September 30, 2016, we had 20,000,000 shares of authorized preferred stock, $0.01 par value. As of September 30, 2016, we had 1,504,177, 1,499,886 and 1,499,886 Series B Preferred Shares issued and outstanding on an “actual,” “as adjusted” and “as further adjusted” basis, respectively, 2,300,000, 2,300,000 and 2,300,000 Series C Preferred Shares issued and outstanding on an “actual,” “as adjusted” and “as further adjusted” basis, respectively, and 3,200,000, 3,200,000 and 3,200,000 Series D Preferred Shares issued and outstanding on an “actual,” “as adjusted” and “as further adjusted” basis, respectively. For a description of the Series B Preferred Shares, see “Description of Capital Stock—Preferred Shares—Series B Preferred Shares,” for a description of the Series C Preferred Shares, see “Description of Capital Stock—Preferred Shares—Series C Preferred Shares” and for a description of the Series D Preferred Shares, see “Description of Capital Stock—Preferred Shares—Series D Preferred Shares.”
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Description of Capital Stock

Under our first amended and restated articles of incorporation (as further amended through the date hereof) (“articles of incorporation”), our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, of which, as of October 26, 2016, there were 83,611,628 shares of our common stock issued and outstanding and fully paid, and 20,000,000 shares of blank check preferred stock, par value $0.01 per share, of which, as of October 26, 2016, 1,500,226 8% Series B Cumulative Redeemable Perpetual Preferred Shares (the “Series B Preferred Shares”), 2,300,000 8% Series C Cumulative Redeemable Perpetual Preferred Shares (the “Series C Preferred Shares”) and 3,200,000 8% Series D Cumulative Redeemable Perpetual Preferred Shares (the “Series D Preferred Shares”) were issued and outstanding. Of this blank check preferred stock, 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan. All of our shares of stock are in registered form.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. Our common stock is not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future. There are no provisions in our articles of incorporation or first amended and restated bylaws (“bylaws”) discriminating against a stockholder because of his or her ownership of a particular number of shares.

We are not aware of any limitations on the rights to own our common stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our common stock, imposed by foreign law or by our articles of incorporation or bylaws.

Preferred Stock

Our articles of incorporation authorize our board of directors, without any further vote or action by our stockholders, to issue up to 20,000,000 shares of blank check preferred stock, and to determine, with respect to any series of preferred stock established by our board of directors, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
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•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting powers, if any, of the holders of the series.

Series A Participating Preferred Stock

There are no shares of Series A Participating Preferred Stock issued and outstanding, although 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan.

Series B Preferred Shares

In June 2013, we issued 1,600,000 shares of our Series B Preferred Shares, of which 1,500,226 Series B Preferred Shares were outstanding as of October 26, 2016. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after July 30, 2016. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share. If we do not redeem the outstanding Series B Preferred Shares by July 30, 2018, (i) the dividend rate shall increase to a number that is 1.25 times the dividend rate then payable on the Series B Preferred Shares, and (ii) on each subsequent dividend payment date thereafter (dividend payment dates are January 30, April 30, July 30 and October 30 of each year), the dividend rate shall increase to a number that is 1.25 times the dividend rate as in effect as of the close of business on the day immediately preceding such dividend payment date until all the Series B Preferred Shares are no longer outstanding. In no event shall the dividend rate of the Series B Preferred Shares exceed 30%. The Series B Preferred Shares represents perpetual equity interests in us and, unlike our indebtedness but like our Series C Preferred Shares and our Series D Preferred Shares, do not give rise to a claim of payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series C Preferred Shares and with the Series D Preferred Shares. Upon any liquidation and dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series B Preferred Shares are not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series B Preferred Shares can be found in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 18, 2013, which incorporates by reference the description of the Series B Preferred Shares contained in our prospectus filed with the SEC on June 7, 2013, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

Series C Preferred Shares

In May 2014, we issued 2,300,000 shares of our Series C Preferred Shares. The initial liquidation preference of the Series C Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after May 31, 2019. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share. The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series B Preferred Shares and our Series D Preferred Shares, do not give rise to a claim of payment of a principal amount at a particular date. As such, the Series C Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series B Preferred Shares and with the Series D Preferred Shares. Upon any liquidation and dissolution of us, holders of the Series C Preferred Shares will

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generally be entitled to receive the cash value of the liquidation preference of the Series C Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series C Preferred Shares are not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series C Preferred Shares can be found in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 7, 2014, which incorporates by reference the description of the Series C Preferred Shares contained in our prospectus filed with the SEC on May 1, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

Series D Preferred Shares

In June 2014, we issued 3,200,000 shares of our Series D Preferred Shares. The initial liquidation preference of the Series D Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after June 30, 2019. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share. The Series D Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series B Preferred Shares and our Series C Preferred Shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and pari passu with the Series B Preferred Shares and with the Series C Preferred Shares. Upon any liquidation and dissolution of us, holders of the Series D Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series D Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series D Preferred Shares are not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series D Preferred Shares can be found in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 30, 2014, which incorporates by reference the description of the Series D Preferred Shares contained in our prospectus filed with the SEC on June 24, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

DIVIDEND POLICY

We paid dividends to our common stockholders in each quarter between our initial public offering in June 2008 and through the second quarter of 2015. We have not paid any dividends on shares of our common stock since August 2015 and no dividends have been paid on shares of our common stock in 2016.

The Board of Directors has followed a policy of paying out a portion of our free cash flow at a level it considers prudent in light of the current economic and financial environment. The declaration and payment of dividends, if any, will always be subject to the discretion of the Board of Directors. The timing and amount of any dividends declared will depend on, among other things: (i) our earnings, financial condition and cash requirements and available sources of liquidity, (ii) decisions in relation to our growth strategies, (iii) provisions of Marshall Islands and Liberian law governing the payment of dividends, (iv) restrictive covenants in our existing and future debt instruments and (v) global financial conditions. Dividends might not be paid in the future.

Our ability to pay dividends may be limited by the amount of cash we can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to our profitability. In addition, cash dividends are subject to the priority of our 1,500,226 outstanding Series B Preferred Shares, our 2,300,000 outstanding Series C Preferred Shares and our 3,200,000 outstanding Series D Preferred Shares, in each case as of October 26, 2016. We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments. There is no guarantee that we will pay any dividends on our common stock in any quarter. See “Item 3. Key Information—(iv) Risk Factors—Risks Inherent in Our Industry and Our Business” beginning on page 3 of our Annual Report on Form 20-F for a discussion of the risks related to our ability to pay dividends.

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PRICE RANGE OF COMMON STOCK

Our common stock is listed for trading on the New York Stock Exchange and is traded under the symbol “SB”. The following table sets forth, for the periods indicated, the high and low closing prices for our shares.

	Price Range
	High	Low
2011	$9.53	$5.61
2012	$7.65	$3.18
2013	$10.55	$3.59
2014	$11.43	$3.86
2015	$4.00	$0.81
First Quarter 2014	$11.43	$8.90
Second Quarter 2014	$10.05	$7.87
Third Quarter 2014	$9.55	$6.66
Fourth Quarter 2014	$6.54	$3.86
First Quarter 2015	$4.00	$3.23
Second Quarter 2015	$3.81	$3.04
Third Quarter 2015	$3.96	$2.76
Fourth Quarter 2015	$3.67	$0.81
First Quarter 2016	$0.90	$0.30
Second Quarter 2016	$1.43	$0.72
Third Quarter 2016	$1.60	$1.08

TAX CONSIDERATIONS

You should carefully read the discussion of the principal United States Federal income tax, Marshall Islands tax and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—E. Tax Considerations”.

Major Shareholders

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock and preferred shares as of October 26, 2016 held by:

•	each person or entity that we know beneficially owns 5% or more of our common stock;

•	our officers and directors; and

•	all our directors and officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities.

Beneficial ownership does not necessarily imply that the named person has the economic or other benefits of ownership. For purposes of this table, shares subject to options, warrants or rights or shares exercisable within 60 days of October 26, 2016 are considered as beneficially owned by the person holding those options, warrants or rights. Each stockholder is entitled to one vote for each share held. The applicable percentage of ownership for each stockholder is based on 83,611,628 shares of common stock outstanding as of October 26, 2016. Information for certain holders is based on their latest filings with the SEC or information delivered to us. Except as noted below, the address of all stockholders, officers and directors identified in the table and the accompanying footnotes below is in care of our principal executive offices.

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Identity of Person or Group	Number of Shares of Common Stock Owned	Percentage of Common Stock	Number of Shares of Series B Preferred Shares	Percentage of Series B Preferred Shares	Number of Shares of Series C Preferred Shares	Percentage of Series C Preferred Shares	Number of Shares of Series D Preferred Shares	Percentage of Series D Preferred Shares
5% Beneficial Owners:
Vorini Holdings Inc.(1)	19,426,015	23.23%	—	—	—	—	—	—
Bellapais Maritime Inc.(2)	5,000,000	5.98%	—	—	—	—	—	—
Kyperounta Maritime Inc.(2)	5,000,000	5.98%	—	—	—	—	—	—
Lefkoniko Maritime Inc.(2)	5,000,000	5.98%	—	—	—	—	—	—
Akamas Maritime Inc.(2)	6,226,142	7.45%	—	—	—	—	—	—
Chalkoessa Maritime Inc.(2)	5,000,000	5.98%	200,000	13.33%	—	—	—	—
Nicolaos Hadjioannou(3)	22,426,015	26.82%	—	—	—	—	—	—
Officers and Directors:							—	—
Polys Hajioannou(4)	45,652,157	54.60%	280,000	18.66%	72,000	3.13%	155,000	4.84%
Dr. Loukas Barmparis	*	*	*	*	*	*	*	*
Konstantinos Adamopoulos	*	*	*	*	*	*	*	*
Ioannis Foteinos	*	*	*	*	*	*	*	*
Frank Sica	*	*	*(5)	*	*	*	*	*
Ole Wikborg	*	*	—	—	—	—	—	—
Christos Megalou	*	*	—	—	—	—	—	—
All executive officers and directors as a group (7 persons)	45,842,839	54.83%	309,000	20.60%	89,000	3.87%	190,000	5.94%

*	Less than 1%

(1)	Controlled by Polys Hajioannou and his family.

(2)	Controlled by Polys Hajioannou.

(3)	By virtue of shares owned indirectly through Vorini Holdings, Inc. and other entities he controls.

(4)	By virtue of shares owned indirectly through Vorini Holdings, Inc., Bellapais Maritime Inc., Kyperounta Maritime Inc., Lefkoniko Maritime Inc., Akamas Maritime Inc., Chalkoessa Maritime Inc. and other entities he controls.

(5)	Held in a trust controlled by Frank Sica for the benefit of his family members.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than the underwriting discount, will be as follows:

Securities and Exchange Commission Registration Fee	$5,000
Financial Industry Regulatory Authority Filing Fee	15,530
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	125,000
Accountants’ Fees and Expenses	30,000
Transfer Agent’s Fees and Expenses	3,500
New York Stock Exchange Listing Fee	25,000
Miscellaneous Costs	10,000
Total	$264,030

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and DNB Markets, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

Name	Number of Shares
Stifel, Nicolaus & Company, Incorporated	6,120,000
DNB Markets, Inc.	6,120,000
Seaport Global Securities LLC	1,360,000
Total	13,600,000
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The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

Akamas, an entity associated with our chief executive officer, Polys Hajioannou, will concurrently invest in our common stock through the purchase of 2,727,272 shares of common stock in the public offering pursuant to this prospectus supplement. Akamas intends to complete the purchase of these shares if the public offering is completed. The shares sold to Akamas will not be subject to any underwriting discounts or commissions.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,040,000 additional shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,040,000 shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$1.10	$14,960,000	$17,204,000
Underwriting discounts paid by us(1)	$0.055	$598,000	$710,200
Proceeds, before expenses, to us	$1.045	$14,362,000	$16,493,800

(1) The underwriters will not receive an underwriting discount or commission on the sale of 2,727,272 shares of our Common Stock to Akamas.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $264,030. We have agreed to reimburse the underwriters for certain legal expenses relating to clearance of this offering with FINRA, which reimbursement is deemed underwriting compensation by FINRA.

Our common stock is listed on the NYSE under the trading symbol “SB.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in their option to purchase additional shares.
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In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the over-allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares of common stock in the open market.

•	Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through their option to purchase additional shares. If the underwriters sell more shares of common stock than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters, including affiliates of DNB Markets, Inc., are lenders under certain of our credit facilities. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We and certain entities controlled by Polys Hajioannou have agreed not to sell or transfer any shares of our common stock or securities convertible into, exchangeable for, exercisable for or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and certain entities controlled by Polys Hajioannou have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of common stock;

•	sell any option or contract to purchase any shares of common stock;

•	purchase any option or contract to sell any shares of common stock;

•	grant any option, right or warrant for the sale of any shares of common stock;

•	lend or otherwise dispose of or transfer any shares of common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.
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These lock-up provisions apply to shares of our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. These provisions also apply to shares of our common stock owned now or acquired later by such persons or for which such persons later acquire the power of disposition. The lock-up provisions do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of our common stock to the underwriters for sale to their online brokerage account holders.

In addition, certain of the underwriters and their affiliates from time to time have performed other investment banking, commercial banking and advisory services to us, for which they have received customary fees and expenses. In particular, an affiliate of DNB Markets, Inc. is a lender under certain of our loan facilities. The underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliates in the ordinary course of business for which they may in the future receive customary fees and expenses.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21

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of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Safe Bulkers, Inc. or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York. The underwriters are being represented by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F, for the year ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Certified Public Accountants S.A. (formerly known as Deloitte Hadjipavlou, Sofianos & Cambanis S.A.), an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 24, Greece.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the common stock offered by this prospectus supplement and the accompanying prospectus and Safe Bulkers, Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 4, 2016;

•	our Reports on Form 6-K filed on March 4, 2016, April 14, 2016, April 19, 2016, May 23, 2016, June 1, 2016, June 3, 2016 (with regard to compliance with the NYSE continued listing standard), July 5, 2016, July 12, 2016, July 18, 2016, July 21, 2016 (with regard to the amendment of Term Loan Facility with Royal Bank of Scotland plc), August 3, 2016, August 10, 2016, September 23, 2016, October 4, 2016, October 17, 2016, October 17, 2016, November 1, 2016 and December 5, 2016;

•	the description of our common stock, and preferred stock purchase rights, contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 22, 2008 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-150995), as amended, filed with the SEC on May 16, 2008, and any amendments or reports filed with the SEC updating that description;
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•	the description of our Series B Preferred Shares contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 18, 2013 which incorporates by reference the description of the Series B Preferred Shares contained in our prospectus filed with the SEC on June 7, 2013, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description;

•	the description of our Series C Preferred Shares contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 7, 2014 which incorporates by reference the description of the Series C Preferred Shares contained in our prospectus filed with the SEC on May 1, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description; and

•	the description of our Series D Preferred Shares contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 30, 2014 which incorporates by reference the description of the Series D Preferred Shares contained in our prospectus filed with the SEC on June 24, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

We will also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Safe Bulkers, Inc.
30-32 Avenue Karamanli
16673 Voula
Athens, Greece
011-30-211-188-8400
Attention: Dr. Loukas Barmparis, Secretary

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PROSPECTUS

$200,000,000
Safe Bulkers, Inc.

Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities

Through this prospectus, we may offer common stock, preferred stock, warrants, subscription rights and debt securities from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the Registrant pursuant to this prospectus will have an aggregate public offering price of up to $200,000,000.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “SB.” Based on the last reported sale price of $1.90 of our shares of common stock on the New York Stock Exchange on November 16, 2016, the aggregate market value of our public float, calculated according to General Instruction I.B.5 of Form F-3, is $71,805,687 based on 83,611,628 shares of our common stock outstanding as of October 26, 2016, of which 37,792,467 shares of our common stock are held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Our principal executive offices are located at Apt. D11, Les Acanthes 6, Avenue des Citronniers MC98000 Monaco. Our telephone number at such address is 011-377-97988181.

Our representative offices in Greece are located at 30-32 Avenue Karamanli, P.O. Box 70837, 16605 Voula, Athens, Greece. Our telephone number at such address is 011-30-2 111 888 400.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2016.

You should rely only on the information provided in this prospectus, the documents incorporated by reference herein and any prospectus supplements filed hereafter. We have not authorized anyone to provide you with additional or different information. If any person provides you with different or inconsistent information, you should not rely upon it. We are not making an offer of these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

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FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “hope,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “will,” “likely to,” “could,” “should” and “expect” and other similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (“SEC”), other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	availability of key employees, crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•	our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	our expectations about availability of vessels to purchase, the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage our Managers’ relationships and reputation within the drybulk shipping industry to our advantage;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;
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•	risks inherent in vessel operation, including terrorism (including cyber terrorism), piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors” of this prospectus.

We caution that the forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors.” As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and should be read together with the information contained in other parts of this prospectus, any prospectus supplement and the documents we incorporate by reference. Unless otherwise indicated, references in this prospectus to “Safe Bulkers,” the “Company,” “we,” “our,” “us,” or similar terms when used in a historical context refer to Safe Bulkers, Inc. and/or its subsidiaries. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Our Company

Safe Bulkers, Inc. is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest consumers of marine drybulk transportation services. As of October 5, 2016, we had a fleet of 37 drybulk vessels, with an aggregate carrying capacity of 3,339,800 dwt and an average age of 6.44 years, making us one of the world’s youngest fleets of Panamax, Kamsarmax, Post-Panamax and Capesize class vessels. Our fleet is expected to grow through 2018 as the result of the delivery of two further contracted newbuilds, comprised of one Japanese Kamsarmax class vessel and one Chinese Kamsarmax class vessel. Upon delivery of the last of our contracted newbuilds, assuming we do not acquire any additional vessels or dispose of any of our vessels, our fleet will be comprised of 39 vessels, 12 of which will be eco-design vessels, having an aggregate carrying capacity of 3,503,400 million dwt.

We employ our vessels on both period time charters and spot time charters, according to our assessment of market conditions, with some of the world’s largest consumers of marine drybulk transportation services. The vessels we deploy on period time charters provide us with relatively stable cash flow and high utilization rates, while the vessels we deploy in the spot market allow us to maintain our flexibility in low charter market conditions.

We maintain our principal executive offices at Apt. D11, Les Acanthes 6, Avenue des Citronniers MC98000 Monaco. Our telephone number at that address is 011-377-97988181. We maintain our representative offices in Greece at 30-32 Avenue Karamanli, P.O. Box 70837, 16605 Voula, Athens, Greece. Our telephone number at that address is 011-30-2 111 888 400. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc.

The Securities That May Be Offered

An aggregate public offering price of $200,000,000 of:

•	common stock;

•	preferred stock;

•	warrants;

•	subscription rights; and

•	debt securities.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

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(a)   Common Stock

We may issue shares of our common stock, par value $0.001 per share. Holders of our common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of shares of common stock have no cumulative voting or preemptive rights.

(b)   Preferred Stock

We may issue preferred stock, par value $0.01 per share, the terms of which will be established by our board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the prospectus supplement that will accompany this prospectus, including the terms of the preferred stock dealing with dividends, redemption provisions, rights in the event of liquidation, dissolution or winding up, voting rights and conversion rights. Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to our common stock.

(c)   Warrants

For any particular warrants that we offer, the applicable prospectus supplement will describe the underlying securities into which the warrant is exercisable; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. We will issue the warrants under warrant agreements between us and one or more warrant agents.

(d)   Subscription Rights

For any particular subscription rights that we offer, the applicable prospectus supplement will describe the number of subscription rights issued to each stockholder; the expiration date; the exercise price or the manner of determining the exercise price; and any other specific terms. These subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholders receiving the rights in the rights offering.

(e)   Debt Securities

For any particular debt securities that we offer, the applicable prospectus supplement will describe the amount being offered and any other specific terms.

Payment Currencies

Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Our common stock is listed on the New York Stock Exchange. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

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RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Marshall Islands corporation and our offices are located outside of the United States in Athens, Greece. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $200,000,000 of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 4, 2016;

•	our Reports on Form 6-K furnished to the SEC on July 5, 2016, July 12, 2016, July 18, 2016, July 21, 2016 (with regard to the amendment of Term Loan Facility with Royal Bank of Scotland plc), August 3, 2016, August 10, 2016, September 23, 2016, October 4, 2016, October 17, 2016, October 17, 2016 and November 1, 2016;

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 22, 2008 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-150995), as amended, filed with the SEC on May 16, 2008, and any amendments or reports filed updating that description;

•	the description of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares (“Series B Preferred Shares”) contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 18, 2013 which incorporates by reference the description of the Series B Preferred Shares contained in our prospectus filed with the SEC on June 7, 2013, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description;

•	the description of our 8.00% Series C Cumulative Redeemable Perpetual Preferred Shares (“Series C Preferred Shares”) contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 7, 2014 which incorporates by reference the description of the Series C Preferred Shares contained in our prospectus filed with the SEC on May 1, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description; and

•	the description of our 8.00% Series D Cumulative Redeemable Perpetual Preferred Shares (“Series D Preferred Shares”) contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 30, 2014 which incorporates by reference the description of the Series D Preferred Shares contained in our prospectus filed with the SEC on June 24, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

We will also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Safe Bulkers, Inc.
30-32 Avenue Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
011-30-211-1888400
Attention: Dr. Loukas Barmparis, Secretary

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RATIO OF EARNINGS/(LOSS) TO FIXED CHARGES AND PREFERRED DIVIDENDS

	Year Ended December 31,					Nine Months Ended September 30,
	2011	2012	2013	2014	2015	2016
Ratio of Earnings/(Loss) to Fixed Charges(1)	13.0	9.4	8.7	2.4	(2.2)(2)	(1.9)(3)
Ratio of Earnings/(Loss) to Fixed Charges and Preferred Dividends(1)	13.0	9.4	8.7	1.3	(1.1)(2)	(1.2)(3)

(1)	For the purpose of computing the consolidated ratio of earnings/(loss) to fixed charges, earnings/(loss) consist of net income/(loss) plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization and write-off of capitalized expenses relating to indebtedness. For the purpose of computing the consolidated ratio of earnings/(loss) to fixed charges and preferred dividends, earnings/(loss) consist of net income/(loss) plus fixed charges less interest capitalized and preferred dividends. Fixed charges consist of interest expensed and capitalized, amortization and write-off of capitalized expenses relating to indebtedness. Preferred Dividends refers to the amount of earnings that is required to pay the cash dividends on outstanding preference securities. It also includes the redemption of preferred stock.

(2)	For the year ended December 31, 2015, earnings were inadequate to cover total fixed charges by approximately $48.6 million and the sum of total fixed charges and preferred dividends by approximately $62.8 million.

(3)	For the nine months ended September 30, 2016, earnings were inadequate to cover total fixed charges by approximately $52.0 million and the sum of total fixed charges and preferred dividends by approximately $62.6 million.

USE OF PROCEEDS

The use of proceeds from any offering will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

Under our first amended and restated articles of incorporation (as further amended through the date hereof) (“articles of incorporation”), our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, of which, as of as of December 31, 2015, there were 83,486,194 shares of the registrant’s common stock issued and outstanding and fully paid, and 20,000,000 shares of blank check preferred stock, par value $0.01 per share, of which, as of December 31, 2015, 1,569,526 shares of Series B Preferred Shares, 2,300,000 shares of Series C Preferred Shares and 3,200,000 shares of Series D Preferred Shares were issued and outstanding. Of this blank check preferred stock, 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described below under “—Stockholder Rights Plan.” All of our shares of stock are in registered form.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or

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preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. Our common stock is not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future. There are no provisions in our articles of incorporation or first amended and restated bylaws (“bylaws”) discriminating against a stockholder because of his or her ownership of a particular number of shares.

We are not aware of any limitations on the rights to own our common stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our common stock, imposed by foreign law or by our articles of incorporation or bylaws.

Preferred Stock

Our articles of incorporation authorize our board of directors, without any further vote or action by our stockholders, to issue up to 20,000,000 shares of blank check preferred stock, and to determine, with respect to any series of preferred stock established by our board of directors, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable; the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting powers, if any, of the holders of the series.

Series A Participating Preferred Stock

There are no shares of Series A Participating Preferred Stock issued and outstanding, although 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan.

Series B Preferred Shares

In June 2013, we issued 1,600,000 shares of our Series B Preferred Shares, of which 1,501,477 Series B Preferred Shares were outstanding as of October 13, 2016. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after July 30, 2016. The

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shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share. The Series B Preferred Shares represents perpetual equity interests in us and, unlike our indebtedness but like our Series C Preferred Shares and our Series D Preferred Shares, do not give rise to a claim of payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series C Preferred Shares and with the Series D Preferred Shares. Upon any liquidation and dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series B Preferred Shares are not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series B Preferred Shares can be found in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 18, 2013 which incorporates by reference the description of the Series B Preferred Shares contained in our prospectus filed with the SEC on June 7, 2013, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

Series C Preferred Shares

In May 2014, we issued 2,300,000 shares of our Series C Preferred Shares. The initial liquidation preference of the Series C Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after May 31, 2019. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share. The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series B Preferred Shares and our Series D Preferred Shares, do not give rise to a claim of payment of a principal amount at a particular date. As such, the Series C Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series B Preferred Shares and with the Series D Preferred Shares. Upon any liquidation and dissolution of us, holders of the Series C Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series C Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series C Preferred Shares are not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series C Preferred Shares can be found in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 7, 2014 which incorporates by reference the description of the Series C Preferred Shares contained in our prospectus filed with the SEC on May 1, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

Series D Preferred Shares

In June 2014, we issued 3,200,000 shares of our Series D Preferred Shares. The initial liquidation preference of the Series D Preferred Shares is $25.00 per share. The shares are redeemable by us at any time on or after June 30, 2019. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share. The Series D Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series B Preferred Shares and our Series C Preferred Shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and pari passu with the Series B Preferred Shares and with the Series C Preferred Shares. Upon any liquidation and dissolution of us, holders of the Series D Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series D Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series D Preferred Shares are not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series D Preferred Shares can be found in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on June 30, 2014 which incorporates by reference the description of the Series D Preferred Shares contained in our prospectus filed with the SEC on June 24, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

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Stockholder Rights Plan

(1)   General

Each share of our common stock includes a right that entitles the holder to purchase from us a unit consisting of one- thousandth of a share of our Series A participating preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a stockholder rights agreement between us and American Stock Transfer & Trust Company, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholder prior to our initial public offering in May 2008.

We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the stockholder rights agreement, which we filed with the SEC on May 16, 2008 as an exhibit to our Registration Statement on Form F-1.

(2)   Detachment of the Rights

The rights are attached to all certificates representing our outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as described below. The rights will separate from the common stock and a rights distribution date will occur, subject to specified exceptions, on the earlier of the following two dates:

•	ten days following the first public announcement that a person or group of affiliated or associated persons or an “acquiring person” has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

•	ten business days following the start of a tender or exchange offer that would result, if closed, in a person becoming an “acquiring person.”

One of our principal stockholders, Vorini Holdings Inc., and its affiliates are excluded from the definition of “acquiring person” for purposes of the rights, and therefore their ownership or future share acquisitions cannot trigger the rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

Until the rights distribution date:

•	our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

•	any new shares of common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.
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As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. As of the rights distribution date, only separate rights certificates will represent the rights.

We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

(3)   Flip-In Event

A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person. If a flip-in event occurs and we do not redeem the rights as described under the heading “—Redemption of Rights” below, each right, other than any right that has become void, as described below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

If a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances which the rights agreement specifies.

(4)   Flip-Over Event

A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction; or

•	50% or more of our assets, cash flows or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “—Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of such right.

(5)   Antidilution

The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundredth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise. The rights agreement reserves us the right to require, prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, that a number of rights must be exercised so that we will issue only whole shares of stock.

(6)   Redemption of Rights

At any time until ten days after the date on which the occurrence of a flip-in event is first publicly announced, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, shares of common stock or any other consideration our board of directors may select. The rights are not exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

(7)   Exchange of Rights

We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange must be at an

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exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to:

•	any person other than our existing stockholder becoming the beneficial owner of common stock with voting power equal to 50% or more of the total voting power of all shares of common stock entitled to vote in the election of directors; or

•	the occurrence of a flip-over event.

(8)   Amendment of Terms of Rights

While the rights are outstanding, we may amend the provisions of the rights agreement only as follows:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make changes that do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

•	to shorten or lengthen any time period under the rights agreement, except that we cannot change the time period when rights may be redeemed or lengthen any time period, unless such lengthening protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

At any time when no rights are outstanding, we may amend any of the provisions of the rights agreement, other than decreasing the redemption price.

Dividends

The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors and the requirements of Marshall Islands law. The timing and amount of any dividends declared will depend on, among other things: (a) our earnings, financial condition and cash requirements and availability, (b) our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, (c) provisions of Marshall Islands and Liberian law governing the payment of dividends, (d) restrictive covenants in our existing and future debt instruments and (e) global financial conditions. There can be no assurance that dividends will be paid. Our ability to pay dividends may be limited by the amount of cash we can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to our profitability. We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

Marshall Islands Law and Our Articles of Incorporation and Bylaws

(1)   General

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the “BCA,” and without in any way limiting the generality of the foregoing, the corporation shall have the power: (a) to purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including, landcraft and any and all other means of conveyance and transportation by land or water, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships; (b) to carry on its business, to have one or more offices, and or exercise its powers in foreign countries, subject to the laws of the particular country; (c) to borrow or raise money and contract debts, when necessary, for the transaction of its business or for the exercise of its corporate rights, privileges or franchise or for any other lawful purpose of its incorporation; to draw, make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures, and other instruments and evidences of indebtedness either secured by mortgage, pledge, deed of

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trust, or otherwise, or unsecured; (d) to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description; and (e) to act as agent and/or representative of ship-owning companies.

Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held inside or outside of the Marshall Islands. Special meetings may be called by the Chairman of the board of directors, the Chief Executive Officer or by the Chairman of the board of directors or the Chief Executive Officers at the request of a majority of the board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting. Our articles of incorporation and bylaws permit stockholder action by unanimous written consent.

We are registered with the Registrar of Corporations of the Republic of the Marshall Islands under registration number 27394.

(2)   Directors

Under our articles of incorporation and bylaws, our directors are elected by a plurality of the votes cast at each annual meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

Pursuant to the provision of our bylaws, the board of directors may change the number of directors to not less than three, nor more than 15, by a vote of a majority of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, except in the event of death, resignation or removal. A vacancy on the board created by death, resignation, removal (which may only be for cause), or failure of the stockholders to elect the entire class of directors to be elected at any election of directors or for any other reason, may be filled only by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, at any special meeting called for that purpose or at any regular meeting of the board of directors. The board of directors has the authority to fix the amounts which shall be payable to the non-employee members of our board of directors for attendance at any meeting or for services rendered to us.

(3)   Dissenters’ Rights of Appraisal and Payment

Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all, or substantially all, of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

(4)   Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

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Anti-takeover Provisions of Our Articles of Incorporation and Bylaws

(1)   General

Several provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also delay, defer or prevent (a) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder might consider in its best interest, including attempts that may result in a premium over the market price for the shares held by the stockholders, and (b) the removal of incumbent officers and directors.

(2)   Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 20,000,000 shares of blank check preferred stock, of which 1,000,000 shares have been designated Series A Participating Preferred Stock, in connection with our adoption of a stockholder rights plan as described above under “—Stockholder Rights Plan” and as of October 13, 2016, 1,501,477 Series B Preferred Shares are issued and outstanding, 2,300,000 Series C Preferred Shares are issued and outstanding and 3,200,000 Series D Preferred Shares are issued and outstanding. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

(3)   Classified Board of Directors

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one- third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

(4)   Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation and bylaws also provide that our directors may be removed only for cause. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

(5)   Calling of Special Meetings of Stockholders

Our articles of incorporation and bylaws provide that special meetings of our stockholders may only be called by our Chairman of the board of directors, Chief Executive Officer or by either, at the request of a majority of our board of directors.

(6)   Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue to our stockholders subscription rights to purchase our equity securities. These subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

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The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the amount of subscription rights outstanding;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common stock or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other

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unsecured and unsubordinated debt. The debt securities may be convertible into common stock or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	if other than denominations of $1,000 or any integral multiples thereof, the denominations in which the debt securities will be issued;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of the deferral period;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for common stock or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;
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•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•	whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

•	tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•	any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

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An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest in respect of the securities;

•	default is made for more than 3 business days in the payment of premium or principal in respect of the securities;

•	we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 90 days following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•	if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, the trustee at the direction of the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•	if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities shall be due and payable immediately; and

•	if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, the trustee at the direction of the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities at maturity (but including the non-payment of principal or premium of the securities that has become due as a result of an acceleration), have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

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Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure or add additional collateral for the benefit of any debt securities;

•	provide guarantees or add additional guarantors for the benefit of any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add events of default for the protection of the holders of debt securities;

•	cure any ambiguity, defect, mistake or inconsistency;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee; or

•	conform the indenture to any mandatory provision of law.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the debt securities may convert or exchange debt securities for common stock or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security at its stated maturity; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.
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Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a

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successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as stockholder “rights” plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts and you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights.

Marshall Islands

Stockholder Meetings

•	Held at a time and place as designated in the bylaws.

•	May be held in or outside of the Marshall Islands.

•	Notice

–	Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting.

–	A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before meeting.

Stockholder’s Voting Rights

•	Any action required to be taken by a meeting of stockholders may be taken without a meeting if consent is in writing and is signed by all the stockholders entitled to vote.

•	Any person authorized to vote may authorize another person to act for him by proxy.
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•	Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

•	The articles of incorporation may provide for cumulative voting in the election of directors.

•	Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a stockholder meeting.

•	Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a stockholder meeting.

•	Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the stockholders of any corporation.

•	Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property made in furtherance of corporate purpose may be authorized without the vote or consent of the stockholders, unless otherwise provided for in the articles of incorporation.

Directors

•	The board of directors must consist of at least one member.

•	Number of members can be changed by an amendment to the bylaws, by the stockholders or by action of the board under specific provisions of the bylaws.

•	If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

•	Removal

–	Any or all of the directors may be removed for cause by vote of the stockholders.

–	If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders.

Dissenter’s Rights of Appraisal

•	With limited exceptions, including for the shares of any class or series of stock listed on a securities exchange or admitted for trading on an interdealer quotation system, stockholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business and to receive payment of the fair value of their shares.

•	A holder of any adversely affected shares who does not vote on, or consent in writing to, an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

–	Alters or abolishes any preferential right of any outstanding shares having preference; or

–	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
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–	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

–	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Stockholder’s Derivative Actions

•	An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

•	Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort.

•	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

•	Reasonable expenses, including attorneys’ fees, may be awarded if the action is successful.

•	Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

Delaware

Stockholder Meetings

•	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

•	May be held in or outside of Delaware.

•	Notice

–	Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

–	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Stockholder’s Voting Rights

•	With limited exceptions, stockholders may act by written consent to elect directors.

•	Any person authorized to vote may authorize another person or persons to act for him by proxy.

•	For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one- third of the shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

•	The certificate of incorporation may provide for cumulative voting.
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•	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote of the outstanding stock entitled to vote of each constituent corporation at an annual or special meeting.

•	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

•	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

•	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

•	The board of directors must consist of at least one member.

•	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

•	Removal

–	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

–	In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Dissenter’s Rights of Appraisal

•	With limited exceptions, including for the shares of any class or series of stock listed on a national securities exchange, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•	The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets of the corporation.

Stockholder’s Derivative Actions

•	In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of $200,000,000. We have registered the securities covered by this prospectus for offer and sale by us so that those securities may be freely sold to the public by us. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

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Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•	on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities that could have been covered by this prospectus if sold through a registered offering in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be

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negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

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We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F, for the year ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Certified Public Accountants S.A. (formerly known as Deloitte Hadjipavlou, Sofianos & Cambanis S.A.), an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 24, Greece.

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13,600,000 Shares

Safe Bulkers, Inc.
COMMON STOCK

PROSPECTUS SUPPLEMENT

Stifel

DNB Markets

Seaport Global Securities

December 6, 2016